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                                                                    Exhibit 99.1

DATE:  June 24, 2005

FROM:
Broadview Media.
4455 West 77th Street
Edina, MN 55435



Red White
Chief Operating Officer
(952) 852-0417

FOR IMMEDIATE RELEASE

        BROADVIEW MEDIA, INC. ANNOUNCES 4TH QUARTER AND YEAR END RESULTS

     MINNEAPOLIS, June 24 -- Broadview Media, Inc. (OTC Bulletin Board: BDVM) today reported sales for the fourth fiscal quarter ended March 31, 2005 of $1,001,233, off 28 percent from the $1,387,001 the company reported in the same period last year. Net loss totaled $95,031, or $0.04 per basic and diluted share, versus net earnings of $70,159, or $0.03 per basic and diluted share for the same period last year.

     "The marketplace continues to be challenging, most notably in Entertainment, where we are actively developing new program concepts and extending our existing series," said Terry Myhre, Broadview chairman and CEO. "In addition, we continue our due diligence on the acquisition of the Utah Career College which we anticipate closing in the summer of this year".

     Full year sales totaled $3,347,568 in fiscal 2005 versus $4,329,889 in fiscal 2004. For the full year ended March 31, 2005, the company reported a net loss of $757,357 or $0.32 per basic and diluted share, compared to a net loss of $437,181, or $0.20 per basic and diluted share in the previous year. Gross profit decreased to $423,908 from $866,432 in the previous year and operating loss increased to $697,078 from $409,047.


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CONDENSED STATEMENT OF OPERATIONS DATA

                                        Three Months Ended                  Fiscal Year Ended
                                            March 31,                            March 31,
                                       2005             2004              2005             2004
                                    -----------      ----------        ----------      -----------

Net sales                           $ 1,001,233      $1,387,001        $3,347,568       $4,329,889
Cost of products
   and services sold                $   801,238      $1,017,779        $2,923,660       $3,463,457
                                    -----------      ----------        ----------       ----------
Gross profit                        $   199,995      $  369,222        $  423,908       $  866,432
SG&A Expense                        $   273,203      $  288,546        $1,120,986       $1,275,479
                                    -----------      ----------        ----------       ----------
Operating income (loss)             $   (73,208)     $   80,676        $ (697,078)      $ (409,047)
Other expenses                      $    21,823      $   10,517        $   60,279       $   28,134
                                    ------------     ----------        ----------       ----------
Net income (loss)                   $   (95,031)     $   70,159        $ (757,357)      $ (437,181)

BASIC AND DILUTED NET INCOME
   (LOSS) PER SHARE                 $     (0.04)     $     0.03        $    (0.32)      $    (0.20)

BASIC WEIGHTED
   AVERAGE NUMBER
   OF COMMON SHARES
   OUTSTANDING                        2,378,525       2,256,346         2,345,281        2,232,479


CONDENSED BALANCE SHEET                             MARCH 31, 2005                       MARCH 31,2004
-----------------------                             --------------                       -------------

Current Assets                                        $  1,017,416                        $  1,012,477
Total Assets                                             1,642,130                           1,508,505
Current Liabilities                                        439,083                           1,105,349
Total Liabilities                                          880,236                           1,125,631
Stockholder's Equity                                       761,894                             382,874



ABOUT BROADVIEW MEDIA

Broadview Media is one of the Midwest's leading media production companies. Operating full-service media production facilities in Chicago and Minneapolis, Broadview provides creative and production services for educational courses, television programming, and business communications. Major clients of Broadview Media include Scott Foresman, Houghton Mifflin, Pearson PLC, Home & Garden Television, The History Channel, Tellabs, United Way and Chicago's Children's Memorial Hospital. The Company is publicly traded on the OTC Bulletin Board under the trading symbol BDVM.



For additional information, please contact:              Red White
                                                         Chief Operating Officer
                                                         952.852.0417 (phone)
                                                         redw@BroadviewMedia.com



CAUTIONARY STATEMENTS

This release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements provide current expectations or forecasts of future events and can be identified by the use of terminology such as "believe," "estimate," "expect," "intend," "may," "could," "will," and similar words or expressions. Any statement that is not based upon historical facts should be considered a forward-looking statement. Forward-looking statements cannot be guaranteed and actual results may vary materially due to the uncertainties and risks, known and unknown, associated with such statements. Factors affecting the forward-looking statements in this release include those risks

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described from time to time in our reports to the Securities and Exchange
Commission (including our Annual Report on Form 10-KSB). Investors should not consider any list of such factors to be an exhaustive statement of all of the risks, uncertainties or potentially inaccurate assumptions investors should take into account when making investment decisions. Shareholders and other readers are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date on which they are made. We undertake no obligation to update publicly or revise any forward-looking statements.

For further information regarding risks and uncertainties associated with Broadview Media's business, please refer to the "Management's Discussion and Analysis or Plan of Operation" sections of Broadview Media's SEC filings, including, but not limited to, its annual report on Form 10-KSB and quarterly reports on Form 10-QSB, copies of which may be obtained by contacting Broadview Media at 952-835-4455, ext 214.

All information in this release is as of June 24, 2005. The company undertakes no duty to update any forward-looking statement to conform the statement to actual results or changes in the company's expectations.